Exhibit 10.14

CJE Holdings

February 9, 2010

Assured Pharmacy, Inc.
2595 Dallas Parkway Suite 206
Frisco, TX 75034

Attention:                      Robert Delvecchio, Chief Executive Officer

Gentlemen:

1.          We are pleased to set forth the terms of the retention of CJE Holdings LLC (“CJE”) by Assured Pharmacy, Inc. (collectively with its affiliates the “Company”) to act as a non-exclusive advisor to provide medical consulting services relating to, among other things, pain management.  The term of this Agreement shall be two years.

2.         In connection with CJE activities on the Company’s behalf, CJE expects to familiarize itself with the business, operations, properties, financial condition, and prospects of the Company.   In connection with our role as your financial advisor, we would expect our services to include such additional advisory and related services as may be mutually agreed upon by CJE and the Company.

3.          In connection with CJE activities on the Company’s behalf, the Company will cooperate with CJE and will furnish CJE with all information and data concerning the Company (the “Information”) which CJE deems appropriate and will provide CJE with access to the Company’s officers, directors, employees, independent accountants, and legal counsel.  The Company represents and warrants that all Information made available to CJE by the Company will, at all times during the period of engagement of CJE hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading  in  the  light  of  the  circumstances  under  which  such  statements  are  made.    The Company further represents and warrants that any projections provided by it to CJE will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.   The Company acknowledges and agrees that, in rendering its services hereunder, CJE will be using and relying on the Information without independent verification thereof by CJE or independent appraisal by CJE of any of the Company’s assets.   CJE does not assume responsibility for any information regarding the Company.   Any advice rendered by CJE pursuant to this Agreement may not be disclosed publicly without our prior written consent.

4.          In consideration of our services pursuant to this Agreement, CJE shall be entitled to receive four equal installments (every 6 months) 2,500,000 shares of common stock for a total of 10,000,000 shares of common stock (or equivalent to 0.7% of the fully diluted stock whichever is greater and the complete capitalization table has been provided prior to executing the agreement – see Annex B) of the Company; the first of which shall be on the date hereof, and thereafter every six months.

5.          In addition to the fees described in Paragraph 4 above, the Company agrees to promptly reimburse CJE for expenses incurred in connection with its retention hereunder when incurred or promptly thereafter, provided that such expenses are approved in advance by the Company in writing.

6.          The Company agrees to indemnify CJE in accordance with the indemnification provisions (the “Indemnification Provisions”) attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof. Craig Eagle M.D. will be covered under the insurance policy and indemnification provisions applicable to directors and officers of the company, in addition to what is set out in this agreement.

7.          CJE may terminate this Agreement at any time upon 10 days’ prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by CJE up to the date of termination or completion, as the case may be; (ii) the reimbursement of expenses incurred by CJE up to the date of termination or  completion,  as  the  case  may  be,  (iii)  the  provisions  of  Paragraphs  3  through  7  of  this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

8.          The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity.  The Company hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to the Company’s property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

9.          The  benefits  of  this  Agreement  shall  inure  to  the  respective  successors  and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

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10.       For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.  This Agreement may not be modified or amended except in writing signed by the parties hereto.

11. The Company shall not publish or otherwise disclose this agreement, without prior written consent, and that CJE may withhold consent for any reason, including without limitation in the event objection is raised by Pfizer Inc., or you believe Pfizer Inc. may disapprove of it.

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

/s/  Craig Eagle
      Craig Eagle, CJE holdings LLC

Confirmed and Agreed to: This

ASSURED PHARMACY, INC.

By: /s/   Robert J. DelVecchio
Name:   Robert J DelVecchio
Title:     CEO

Annex A

INDEMNIFICATION PROVISIONS

Assured Pharmacy, Inc. (the “Company”), agrees to indemnify and hold harmless  CJE, (“CJE”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations  in  respect  thereof  and  any  and  all  legal  and  other  costs,  expenses,  and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which CJE is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with CJE’s acting for the Company, including, without limitation, any act or omission by CJE in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated February 9th 2010, between CJE and the Company, as it may be amended from time to time (the “Agreement”); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of CJE. The Company also agrees that CJE shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of CJE, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from CJE’s willful misconduct.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to CJE or the persons indemnified below in this sentence and shall extend to the following: CJE, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws).  All references to CJE in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced, as to which CJE proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by CJE to notify the Company shall not relieve the Company from its obligations hereunder.  CJE shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.   The Company shall be liable for any settlement of any claim against CJE made with the Company’s written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of CJE, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to CJE of an unconditional release from all liability in respect of such claim.

A - 1

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and CJE, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and CJE, on the other hand, and also the relative fault of the Company, on the one hand, and CJE on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered.   No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, CJE shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by CJE pursuant to the Agreement

Neither termination nor completion of the engagement of CJE referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

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Annex B

Capitalization Table Assured Pharmacy 5th February 2010

STRIKE PRICE	GROSS SHARES*	TREASURY METHOD PRICE=> $0.01

Common Stock Outstanding

Stock Options
Stock Options
Stock Options
Warrants
Warrants
Warrants
Warrants
Warrants
Warrants (cashless)
Mgmt Restricted Grants to Be Issued
Convertible Preferred Series A ($0.005 -$0.008 conversion price)
Convertible Preferred Series B

Secured seller debt (TPG & TAPG)
$ 0.6000 $ 0.0100 $ 0.0025 $ 0.6000 $ 0.7500 $ 0.8000 $ 1.0000 $ 1.2500 $ 0.0005 $ 0.0058 $ 0.0100	150,000,000 750,000 69,800,000 50,000,000 100,000 440,000 100,000 430,000 430,000 185,250,000 90,000,000 202,025,000 772,000,000	Shares* Debt 150,000,000 69,800,000 50,000,000 185,250,000 90,000,000 202,025,000 772,000,000 215,000
Pre-Money (treasury method): Shares* 1,519,075,000

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